Exhibit 99.1

Media:  Alan Oshiki
Broadgate Consultants, Inc.
212-232-2354

Investors:  Scott Wenhold
Graphic Packaging Corporation
770-644-3062

Graphic Packaging Corporation Reports Third Quarter 2006 Results

MARIETTA, Ga., November 1, 2006.  Graphic Packaging Corporation (NYSE: GPK) today reported a net loss for third quarter 2006 of $4.0 million or $(0.02) per diluted share, based upon 200.5 million shares.  This compares to third quarter 2005 net income of $0.6 million, or $0.00 per diluted share, based upon 202.4 million shares.

The third quarter net loss was attributable to higher costs for key production inputs and services, unfavorable product mix, increased interest expense and a $3.9 million non-cash impairment charge relating to the Company’s Sao Paulo, Brazil operations.  These negative factors were partially offset by increased pricing on board and carton business, ongoing cost cutting initiatives and improved manufacturing performance.

“Excluding the approximate $4 million impairment charge for our Brazilian operations, third quarter earnings per share were essentially flat to the prior year quarter,” said Stephen M. Humphrey, President and Chief Executive Officer.  “Our efforts to realize price increases, cut costs, and improve manufacturing processes outpaced cost inflation by approximately $10 million in the quarter.”

Net Sales

Net sales increased 2.0% to $617.7 million during third quarter 2006, compared to third quarter 2005 net sales of $605.4 million.  When comparing against the prior year quarter, net sales in the third quarter of 2006 were positively impacted by approximately $11 million due to increased

pricing of cartons, rollstock and containerboard.   Attached is supplemental data showing net sales and net tons sold for each quarter of 2006 and 2005.

Income from Operations

Income from operations for third quarter 2006 was $44.0 million, compared to third quarter 2005 income from operations of $44.1 million. When comparing to the prior year quarter, income from operations was positively impacted by:

•                  The approximate $11 million of favorable pricing;

•                  An approximate $12 million reduction in operating costs as a result of ongoing continuous improvement programs and continued return from the Company’s manufacturing initiatives; and

•                  An approximate $7 million benefit from improved manufacturing performance at the Company’s paper mills and converting operations.

Income from operations was negatively impacted by:

•                  Approximately $20 million of higher input costs as a result of increased prices for energy, labor and benefits, freight and chemicals;

•                  Approximately $5 million due to unfavorable product mix, primarily in Europe.

•                  A non-cash impairment charge of $3.9 million relating to the Company’s Sao Paulo, Brazil operations.

Other Results

Net interest expense was $43.2 million for third quarter 2006, as compared to net interest expense of $39.1 million for third quarter 2005.  The increase was primarily due to higher interest rates.

During the third quarter of 2006, the Company’s total debt decreased by $20.8 million to $1,977.2 million, as compared to $1,998.0 million at the end of the second quarter.  Total debt was $62.9 million lower than the third quarter 2005 debt balance of $2,040.1 million.  The Company also contributed $22.7 million to its U.S. pension plans in the third quarter.

The Company incurred $5.1 million of income tax expense in the third quarter primarily related to amortization of goodwill for tax purposes, which is non-cash.  The Company has a $1.2 billion net operating loss that is available to shelter future taxable income in the United States.

Capital expenditures for third quarter 2006 were $13.9 million compared to $17.1 million in the third quarter of 2005.

EBITDA for third quarter 2006 was $91.8 million versus $92.7 million for third quarter 2005.  Excluding the non-cash Brazil impairment charge of $3.9 million, adjusted EBITDA for the third quarter 2006 was $95.7 million.  A tabular reconciliation of EBITDA and Adjusted EBITDA to Net Loss is attached to this release.

Earnings Call

The Company will host a conference call at 10:00 am (EST) on Thursday, November 2, 2006 to discuss the results of third quarter 2006.  To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID# 7101602).  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s expectations in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, the Company’s substantial amount of debt, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, currency translation movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements.    Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Millions, Except Share Amounts)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and Equivalents	$4.9	$12.7
Receivables, Net	262.2	216.3
Inventories	301.0	298.5
Other Current Assets	27.5	26.1
Total Current Assets	595.6	553.6

Property, Plant and Equipment, Net	1,481.1	1,551.5
Goodwill	642.7	642.6
Intangible Assets, Net	150.5	157.3
Deferred Tax Assets	352.6	350.8
Other Assets	85.0	100.2

Total Assets	$3,307.5	$3,356.0

LIABILITIES
Current Liabilities:
Short Term Debt	$16.7	$11.0
Accounts Payable and Other Accrued Liabilities	421.1	409.6
Total Current Liabilities	437.8	420.6

Long Term Debt	1,960.5	1,967.3
Deferred Tax Liabilities	476.9	461.5
Other Noncurrent Liabilities	215.1	237.9
Total Liabilities	3,090.3	3,087.3

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 500,000,000 shares authorized; 200,605,041 and 198,663,007 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	2.0	2.0
Capital in Excess of Par Value	1,185.0	1,169.6
Unearned Compensation	—	(0.1)
Accumulated Deficit	(862.1)	(800.6)
Minimum Pension Liability Adjustment	(90.0)	(90.0)
Accumulated Derivative Instruments (Loss) Gain	(9.8)	5.2
Cumulative Currency Translation Adjustment	(7.9)	(17.4)
Total Shareholders’ Equity	217.2	268.7
Total Liabilities and Shareholders’ Equity	$3,307.5	$3,356.0

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Net Sales	$617.7	$605.4	$1,823.6	$1,811.4
Cost of Sales	520.0	506.8	1,584.0	1,559.8
Selling, General and Administrative	49.6	50.1	150.2	151.0
Research, Development and Engineering	2.7	2.3	8.7	7.8
Other Expense (Income), Net	1.4	2.1	0.9	12.8
Income from Operations	44.0	44.1	79.8	80.0
Interest Income	0.1	0.1	0.5	0.4
Interest Expense	(43.3)	(39.2)	(128.0)	(115.5)
Income (Loss) before Income Taxes and Equity in Net Earnings of Affiliates	0.8	5.0	(47.7)	(35.1)
Income Tax Expense	(5.1)	(4.8)	(14.6)	(14.5)
Equity in Net Earnings of Affiliates	0.3	0.4	0.8	1.0
Net (Loss) Income	$(4.0)	$0.6	$(61.5)	$(48.6)

Loss Per Share - Basic	$(0.02)	$0.00	$(0.31)	$(0.24)
Loss Income Per Share - Diluted	$(0.02)	$0.00	$(0.31)	$(0.24)

Weighted Average Number of Shares Outstanding - Basic	200.5	200.1	200.5	199.7
Weighted Average Number of Shares Outstanding - Diluted	200.5	202.4	200.5	199.7

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(61.5)	$(48.6)
Noncash Items Included in Net Loss:
Depreciation and Amortization	146.6	155.2
Deferred Income Taxes	15.0	14.1
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	(3.0)	2.6
Amortization of Deferred Debt Issuance Costs	6.6	6.1
Impairment Charge	3.9	—
Other, Net	1.3	4.2
Changes in Operating Assets & Liabilities	(51.0)	(62.4)
Net Cash Provided by Operating Activities	57.9	71.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(45.0)	(71.9)
Change in Other Assets	(18.9)	(14.0)
Net Cash Used in Investing Activities	(63.9)	(85.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	495.8	396.1
Payments on Revolving Credit Facilities	(496.8)	(379.4)
Other, Net	(0.8)	(0.1)
Net Cash (Used in) Provided by Financing Activities	(1.8)	16.6
Effect of Exchange Rate Changes on Cash	—	(0.2)
Net (Decrease) Increase in Cash and Equivalents	(7.8)	1.7
Cash and Equivalents at Beginning of Period	12.7	7.3
Cash and Equivalents at End of Period	$4.9	$9.0

GRAPHIC PACKAGING CORPORATION

Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2005
Net Tons Sold (000’s):
Paperboard Packaging	452.2	491.8	473.9	455.4
Containerboard/Other	55.1	51.6	47.4	48.7
Total	507.3	543.4	521.3	504.1

Net Sales ($ Millions):
Paperboard Packaging	$559.0	$600.3	$585.9	$552.6
Containerboard/Other	24.0	22.7	19.5	20.0
Total	$583.0	$623.0	$605.4	$572.6

2006
Net Tons Sold (000’s):
Paperboard Packaging	453.9	477.4	470.4
Containerboard/Other	47.6	52.6	55.5
Total	501.5	530.0	525.9

Net Sales ($ Millions):
Paperboard Packaging	$560.3	$601.5	$591.6
Containerboard/Other	20.1	24.0	26.1
Total	$580.4	$625.5	$617.7

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. The Company believes EBITDA and Adjusted EBITDA are also an important measure of its performance. EBITDA and Adjusted EBITDA are not defined terms under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Amounts in Millions)	2006	2005	2006	2005
Net Loss (Income)	$(4.0)	$0.6	$(61.5)	$(48.6)
Add (Subtract):
Income Tax Expense	5.1	4.8	14.6	14.5
Equity in Net Earnings of Affiliates	(0.3)	(0.4)	(0.8)	(1.0)
Interest Expense, Net	43.2	39.1	127.5	115.1
Depreciation and Amortization	47.8	48.6	146.6	155.2

EBITDA	91.8	92.7	226.4	235.2

Impairment Charge	3.9	—	3.9	—

Adjusted EBITDA	$95.7	$92.7	$230.3	$235.2